Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of the report of Caturano and Company, P.C dated March 17, 2010 relating to the financial statements of ZIOPHARM Oncology, Inc. as of December 31, 2009 and 2008, and for each of the three years in the three-year period ended December 31, 2009 and from September 9, 2003 (date of inception) through December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the manner in which the Company accounts for certain warrants), and to all references to our Firm included in or made part of this Registration Statement on Form S-3.

/s/ Caturano and Company, P.C.
April 29, 2010